Exhibit 10.9

September 7, 2011

Martin D. Williams

10 Linnaean St

Cambridge, MA 02138

Dear Martin:

It is my pleasure to extend to you this offer of employment with Tokai Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as the Company’s President and Chief Executive Officer (“CEO”), effective on a date to be mutually agreed upon, but no later than September 22, 2011. In addition, we anticipate that you will become and remain a member of the Company’s Board of Directors (the “Board”). As President and CEO of the Company, you will be responsible for performing those duties and responsibilities as are consistent with your position, as well as such other duties as may from time to time be assigned to you by the Board. You shall report to the Board, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. The parties acknowledge that you currently serve on the boards of directors of Paloma Pharmaceuticals, Inc. (“Paloma”) and Yuma Therapeutics Corporation (“Yuma”) and agree that you may continue to do so, provided that such service does not cause you to violate your covenants of non-competition and confidentiality or otherwise materially interfere with the performance of your duties to the Company. In the event you cease to serve on the board of directors of Paloma and/or Yuma and wish to serve on the board of directors of another company, you shall notify the Company and obtain the written consent of the Board to do so, which consent shall not be unreasonably withheld; provided, however, that in no event will you be permitted to serve on the boards of directors of more than two companies at one time, nor will you be permitted to serve on the board of directors of a company if such service would cause you to violate your covenants of non-competition and confidentiality or otherwise materially interfere with the performance of your duties to the Company. You agree to abide by the lawful rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $29,166.67 per monthly pay period (which if annualized equals $350,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Signing Bonus. You shall receive as a signing bonus a one-time, lump sum payment of $50,000, less all applicable taxes and withholdings, on the first regular payroll date following your commencement of employment.

4.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, you will be eligible for a retention and performance bonus of up to 20% of your annualized base salary. The bonus, if any, you receive for a calendar year will be based on both your individual performance and the Company’s performance that year, as determined by the Company in its sole discretion. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2011 calendar year.

5.	Stock Options. Subject to approval by the Board, the Company will grant to you a stock option (the “Stock Option”) to purchase 3,993,203 shares of common stock of the Company (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and similar transactions affecting the common stock of the Company after the date hereof) under the Company’s 2007 Stock Incentive Plan, at an exercise price equal to the fair market value per share of the common stock of the Company on the date of grant, as determined by the Board. The Stock Option will vest over four years, with 25% of the shares subject to the Stock Option vesting on the first anniversary of the commencement of your employment, subject to your continuing employment with the Company, and the remaining shares vesting monthly thereafter over the subsequent 36 months, in equal amounts, subject to your continuing employment with the Company.

The terms of the Stock Option will be set forth in an option agreement consistent with the 2007 Stock Incentive Plan (the “Option Agreement”). The Option Agreement will provide that the vesting of the Stock Option will be subject to acceleration in full upon termination of your employment without Cause or by you for Good Reason (as such terms are defined below) following a Change in Control of the Company (as defined in the Option Agreement). In addition, in recognition that the number of shares of common stock issuable upon exercise of the Stock Option was calculated assuming the closing of all tranches of the Company’s Series D-3 preferred stock financing, the Option Agreement will provide that, in the event of a Change in Control of the Company prior to the sale by the Company, from and after September 7, 2011 and in one or more transactions, of shares of its preferred stock for an aggregate purchase price of at least $23,000,000, the number of shares of common stock issuable upon exercise of the Stock Option will automatically be reduced (but not increased), effective immediately prior to such Change in Control, to the number of shares of common stock representing 3.5% of the sum of the total number of shares of common stock then outstanding and the total number of shares of common stock then issuable upon conversion of preferred stock then outstanding and upon exercise of stock options and warrants then outstanding (the “Fully Diluted Outstanding Shares”).

6.	Additional Bonus Upon Change in Control. In the event of a Change in Control of the Company during the term of your employment with the Company hereunder that results in an Upfront Payment that exceeds $500,000,000, the Company shall make an additional bonus payment to you, payable in shares of common stock or cash (such payment in cash or stock being determined by the Company in its sole discretion) as follows: for each additional $250,000,000 of Upfront Payment payable to the securityholders of the Company in excess of $500,000,000, you shall receive (i) in the case of a bonus payment payable in shares of common stock, a number of shares of common stock equal to 0.3333% of the Fully Diluted Outstanding Shares or (ii) in the case of a bonus payment payable in cash, a cash amount equal to the total per share payment that you would have received upon the closing of the Change in Control of the Company (including any amounts deposited into escrow but excluding any contingent or other future payments) if the Company had issued to you immediately prior to the closing of the Change in Control of the Company 0.3333% of the Fully Diluted Outstanding Shares; provided that if the incremental amount of Upfront Payment is less than $250,000,000, the 0.3333% used in the calculation of the bonus shall be reduced to the percentage (rounded downward to four decimal places) determined by multiplying 0.3333% by a fraction, the numerator of which is the incremental amount of the Upfront Payment and the denominator of which is $250,000,000. For illustrative purposes, if the Upfront Payment from a Change in Control of the Company were (i) $700,000,000, you would receive an additional bonus hereunder calculated with respect to 0.2666% of the Fully Diluted Outstanding Shares [0.3333 x 200,000,000/250,000,000], (ii) $800,000,000, you would receive an additional bonus hereunder calculated with respect to 0.4% of the Fully Diluted Outstanding Shares [0.3333 + 0.3333 x 50,000,000/250,000,000] and (iii) $1,000,000,000, you would receive an additional bonus hereunder calculated with respect to 0.6666% of the Fully Diluted Outstanding Shares [0.3333 + 0.3333]. Payment with respect to this additional bonus will be made within 30 days after the closing of the Change in Control. This bonus applies only to the first Change in Control to occur after the date of this offer letter.

7.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

8.	Business Expenses. The Company will reimburse you for all reasonable and documented business expenses submitted in accordance with Company policy.

9.	Vacation. You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year, to be taken at times that will not unreasonably interfere with the Company’s business. Pursuant to Company policy, vacation time cannot be carried over from year to year.

10.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. As a condition of your employment, you will be required to execute the enclosed

Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”).

11.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter. You and the Company acknowledge that you have shared with the Company your nondisclosure, noncompetition and assignment agreement with Dicerna Pharmaceuticals, Inc., which, based upon the information you have provided, neither party believes to bar or limit your employment with the Company.

12.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

13.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at- will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

14.	Termination Without Cause or for Good Reason.

a.

Severance Benefits. In the event the Company terminates your employment without “Cause” (as defined below) or you terminate your employment for “Good Reason” (as defined below), and provided that within 60 days following your last day of employment (or such lesser period as is then required by the Severance Agreement) you timely execute and return a severance and release of claims agreement provided by the Company (the “Severance Agreement”) and, if applicable, allow it to become effective by not revoking your acceptance (the “Severance Conditions”), the Company will, during the “Severance Period” (as defined below), continue to pay to you as severance pay your then current base salary. In addition, pursuant to paragraph 5, in the event your employment is terminated by the Company without Cause or by you for Good Reason following a Change in Control of the Company, and provided you abide by the Severance

Conditions, the Stock Option will accelerate in full in accordance with the terms set forth in the Option Agreement. As used herein, the “Severance Period” shall commence on the Company’s first payroll date following the eighth (8th) day after you execute the Severance Agreement (provided that if the 60 day period described above ends in a calendar year subsequent to the year in which you are terminated, payment will not begin before the first business day of that subsequent year), and shall continue for such number of full months that you were employed by the Company prior to your termination, up to a maximum of twelve (12) months; provided, however, that in the event a Change in Control occurs prior to your twelve-month anniversary with the Company and you are subsequently terminated by the Company without Cause or you terminate your employment for Good Reason, the Severance Period shall automatically be for twelve (12) months. Notwithstanding the foregoing, the Severance Period shall immediately cease on the date on which you commence employment with or begin providing services to another person, employer, or entity for, on average, at least twenty (20) hours per week, at a level of remuneration commensurate with that last paid by the Company (or an hourly equivalent rate) and you are required to immediately provide the Company with written notice upon your commencement of employment with or provision of services to another person, employer, or entity. Any severance pay hereunder will be subject to all applicable taxes and withholdings and will be payable in accordance with the Company’s then-current payroll practices over the course of the Severance Period, subject to the terms and conditions set forth in paragraph 14 below.

b.	Cause. For purposes of this paragraph, the term “Cause” means: a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or b) a good faith finding by the Company that you have (i) engaged in dishonesty willful misconduct or gross negligence in connection with the performance of your duties or services to the Company or, if applicable, Diotima, (ii) breached your Non-Competition Agreement, or (iii) violated Company policies or procedures in a manner that has materially injured, or is reasonably likely to materially injure, the Company’s business or reputation.

c.	Good Reason. For purposes of this paragraph, the term “Good Reason” means: (i) a material adverse change in your duties, responsibilities, title or reporting relationship, (ii) a material reduction in your annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (iii) the relocation of the Company following a Change in Control, such that your daily commute is increased by at least 50 miles. To terminate your employment for Good Reason you must (i) provide notice to the Company of the event giving rise to the Good Reason within 90 days after such event occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, resign for Good Reason within 30 days following expiration of the cure period.

15.	Section 409A.

a.	Six Month Delay. For purposes of this letter, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code “). If and to the extent any portion of any payment, compensation or other benefit provided to the you in connection with your separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that your are bound, such portion of the payment, compensation or other benefit will be paid within ten (10) days following the earlier of (i) the day that is six (6) months plus one (1) day after the date of separation from service (as determined under Section 409A) or (ii) the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

b.	General 409A Principles. For purposes of this letter, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A l(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This letter is intended to comply with the provisions of Section 409A and the letter will, to the extent practicable, be construed in accordance therewith. Terms defined in this letter will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed original of the Non-Competition Agreement. If you do not accept our offer within seven (7) days following receipt of this offer of employment, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Seth L. Harrison
Seth L. Harrison, MD Chairman of the Board

The foregoing correctly sets forth the terms of my at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Martin Williams	September 7, 2011
Martin Williams	Date